Exhibit 99.1

December 17, 2010

Longhai Steel Inc.
No. 1 Jingguang Road, Neiqiu County
Xingtai City, Hebei Province, China

Re:           Longhai Steel Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel of People’s Republic of China (“PRC”, which solely for the purpose of this opinion, excludes the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) to Longhai Steel Inc., a Nevada corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (File No. 333-168226) (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) for sale by the Company of (i) 2,875,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), (ii) 1,437,500 warrants to purchase an equal number of shares of Common Stock (the “Warrants”), and (iii) 1,437,500 shares of Common Stock to be issued upon exercise of the Warrants.

As described in the Registration Statement, the PRC subsidiary of the Company, namely Xingtai Kalington Consulting Service Co., Ltd. (“PRC Subsidiary”) on the one hand, entered into a set of contractual arrangements (collectively the “VIE Agreements”) with Xingtai Longhai Wire Co., Ltd.(“VIE Entity”), a  limited liability company incorporated under the laws of PRC, and its three record owners who own 100% of the VIE Entity, collectively (“VIE Entity Owners”) on the other hand,  on March 19 2010. The Company through the PRC Subsidiary will manage and operate the VIE Entity and collect all economic benefits from operation of the VIE Entity.

Also as described in the Registration Statement, on March 18, 2010, prior to the reverse acquisition transaction, Mr. Chaojun Wang, the chief executive officer of the Company entered into a call option agreement, the Merry Success Option Agreement, with Jinhai Guo, the sole shareholder of Merry Success Limited, pursuant to which, Mr. Wang has the right to acquire up to 100% or the shares of Merry Success Limited for fixed consideration within the next three years.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Approval of the PRC Subsidiary; (iii) the Business Licenses of the PRC Subsidiary and the VIE Entity; (iv) the Articles of Incorporation of the PRC Subsidiary and the VIE Entity; (v) the Bylaws of the PRC Subsidiary and the VIE Entity; (vi) the VIE Agreements, as filed with the Registration Statement; and (vii) certain resolutions of the VIE Entity Owners relating to the execution of the VIE Agreements and such other matters as relevant. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the PRC Subsidiary and the VIE Entity, and such agreements, certificates of officers or other representatives of the PRC Subsidiary, the VIE Entity and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the PRC Subsidiary and the VIE Entity in the documents identified or otherwise, and of public officials.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies.  We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the PRC Subsidiary or the VIE Entity is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that: (i) Each of the PRC Subsidiary, the VIE Entity and the VIE Entity Owners is duly incorporated, duly organized, validly existing and in good standing under the laws of PRC and  has sufficient legal capacity, or a nature person with full civil capacity,  to enter into and perform the transactions contemplated by VIE Agreements; (ii) each of the PRC Subsidiary, the VIE Entity and the VIE Entity Owners obtains all authorization, approval and consent regarding the execution, delivery and performance of VIE Agreement; (iii) the execution, delivery and performance of the VIE Agreement will not violate any provision of (a) applicable PRC Law, or (b) the relevant articles of association, business license and other constitutional documents of the PRC Subsidiary and the VIE Entity; (iv) all equity of  the VIE Entity owned by VIE Entity Owners were pledged to the PRC Subsidiary pursuant to VIE Agreements and such equity pledge have been filed and recorded with competent PRC Administration of Industry and Commerce; (v) the VIE Agreements are valid, binding and enforceable in accordance with their terms under PRC Law;(vi) Mr. Chaojun Wang has not been qualified to exercise his option under the Merry Success Option Agreement to date, and Mr. Chaojun Wang has not acquired any share of Merry Success Limited; and (vii) each of the VIE Entity Owner is not subject to SAFE’s registration and approval under “The circular of the State Administration of foreign exchange concerning relevant issues on the foreign exchange administration of raising funds through Overseas Special Purpose Vehicles and investing back in China by domestic residents" (“Notice 75”) since none of the VIE Entity Owners directly or indirectly owns any share of the Company.

We disclaim any undertaking to advise you of any changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than the PRC, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than the PRC. Accordingly, the opinions we express herein are limited to matters involving the laws of the PRC.  We express no opinion regarding the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,
AllBright Law Offices

Steve Zhu
Attorney at Law/Senior Partner
Direct line:  (021)-61059116